Exhibit 5.1

August 31, 2018

Lantronix, Inc.

7535 Irvine Center Drive, Suite 100

Irvine, CA 92602

Attention: Board of Directors

Re:	Registration Statement on Form S-8
Lantronix, Inc. Amended and Restated 2010 Stock Incentive Plan, as Amended Inducement Restricted Stock Unit Award for Fathi Hakam Inducement Stock Options for Shahram Mehraban

Gentlemen:

I am Vice President and General Counsel of Lantronix, Inc., a Delaware corporation (the “Company"), and am delivering this opinion in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) registering under the Securities Act of 1933, as amended (the “Securities Act”), an aggregate of (i) 2,000,000 shares of Common Stock, par value $0.0001 per share, of the Company (the “Common Stock”), that may be issued and sold from time to time pursuant to the Lantronix, Inc. Amended and Restated 2010 Stock Incentive Plan, as amended (the “2010 Plan”), (ii) 100,000 shares of Common Stock that may be issuable upon settlement of an Inducement Restricted Stock Unit Award to be granted to Fathi Hakam (the “Inducement RSUs”), and (iii) 120,000 shares of Common Stock that may be issuable upon exercise of Inducement Stock Options granted on March 1, 2017 (the “Inducement Options” and together with the 2010 Plan and the Inducement RSUs, the “Plans”). The shares being registered pursuant to the Registration Statement are collectively referred to herein as the “Common Shares”).

In connection with this opinion, and in my capacity as an attorney admitted to practice in the State of California, I have examined the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation as in effect on the date hereof, the Company’s Amended and Restated Bylaws as in effect on the date hereof, the Plans, the forms of award agreements related thereto, and certain corporate proceedings of the stockholders and Board of Directors of the Company as reflected in the corporate records of the Company. In such examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to the originals or certified copies of all documents submitted to me as copies thereof. In addition, I have made such other examinations of law and fact as I have deemed necessary or appropriate for the purposes of this opinion. I have also assumed for purposes of this opinion that: (i) the Common Shares will be delivered through the Depository Trust Company’s automated system for deposits and withdrawals of securities, (ii) the issuance of the Common Shares will be recorded in the books of the Company, and (iii) the Company will comply with all applicable notice requirements of Section 151 of the General Corporation Law of the State of Delaware.

Based on the foregoing, and in reliance thereon, I am of the opinion that the Common Shares, when issued in accordance with the terms of the Plans, and the award agreements related thereto, will be validly issued, fully paid and nonassessable.

I render this opinion only with respect to the General Corporation Law of the State of Delaware, and I express no opinion herein concerning the application or effect of the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Best Regards,

/s/ Kurt E. Scheuerman

Kurt E. Scheuerman

Vice President & General Counsel

Lantronix, Inc.